UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway, 24th Floor
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Harris & Harris Group, Inc. (the “Company”) met to review industry compensation data provided by Johnson Associates, the Committee’s independent compensation consultant, and performance against goals in 2015. According to the Committee’s independent compensation consultant, total compensation excluding previously granted retention awards for the named executive officers was relatively low as compared to the executive compensation at similar peer group companies and investment firms.

According to the Company's executive compensation program, the Committee uses a combination of base salary and bonus to arrive at an appropriate level of total compensation, considering performance and market-competitive total compensation, as determined by the Committee and based on advice from its independent compensation consultant. Based on an assessment of performance that occurred in 2015, along with market considerations and competition for talent, the Committee awarded bonuses in the amount of $125,000, $125,000, $125,000, $60,000, and $125,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer, and Managing Director; Misti Ushio, Chief Strategy Officer and a Managing Director; Patricia N. Egan, Chief Financial Officer and Chief Compliance Officer and Alexei A. Andreev, Venture Partner, respectively, to be paid in 2016.

The Committee also discussed compensation for 2016 and reiterated its plan to use the same structure for the Company’s executive compensation program as previous years, including 2015. With the exception of Alexei Andreev, whose compensation is determined by an employment agreement as executed on December 2, 2015, the named executive officers will receive the same base salary for 2016 as in 2015. The Committee will review the compensation for named executive officers at the end of 2016 and the beginning of 2017. The Committee may adjust compensation, if necessary and at its discretion, such that total compensation would be appropriate after considering performance against goals and the compensation at peer group companies and investment firms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2016

HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison

Douglas W. Jamison

Chief Executive Officer